Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Trovagene, Inc.

San Diego, California

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No.333-186196) and Form S-8 (No. 333-190415) of Trovagene, Inc. and Subsidiaries (a development stage company) (the “Company”) of our reports dated March 17, 2014, relating to the consolidated financial statements and the effectiveness of the Company’s internal control over financial reporting, which appear in this Form 10-K. Our report on the financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

/s/ BDO USA, LLP

New York, New York

March 17, 2014